Exhibit 99.1

NEWS RELEASE

Contact:

Sylvia Wheeler

VP, Investor Relations

& Corporate Affairs

650-421-9504

IR@relypsa.com

Relypsa Announces Second Quarter 2014 Financial Results

— Company Updates Plans for NDA Submission to Early Q4 2014; Continues to Expect Approval 2H 2015 —

REDWOOD CITY, Calif., August 11, 2014 — Relypsa, Inc. (Nasdaq: RLYP), a biopharmaceutical company, today reported financial results for the second quarter ended June 30, 2014. Net loss for the second quarter 2014 was $16.7 million, or $0.51 per share, compared to $20.2 million, or $64.87 per share, for the comparable period in 2013.

Cash, cash equivalents and short-term investments totaled $160.4 million at June 30, 2014, compared to $94.8 million at December 31, 2013. Shares outstanding as of June 30, 2014 were 33.9 million. In April 2014, the company issued 4.1 million shares of common stock at a price to the public of $24.50 per share in an underwritten public offering. Net proceeds from the offering were $94.6 million, after deducting underwriting discounts and commissions and offering expenses.

“Our top priority remains submission of our New Drug Application for patiromer, which is expected in early Q4,” said John A. Orwin, president and chief executive officer of Relypsa. “Our experienced team is focused on delivering a quality package for FDA review, which should put us on pace for potential approval of patiromer in late 2015. Simultaneously, we are undertaking several market readiness activities, including expansion of our commercial organization and gearing up for commercial manufacturing. Our successful completion of the follow-on offering and debt restructure in the second quarter provides us with financial flexibility to support these initiatives and to help prepare for the potential launch of patiromer in the United States.”

Research and development expenses for the second quarter of 2014 were $11.1 million, compared to $13.3 million for the comparable period in 2013. This decrease was primarily due to expense incurred during the 2013 period related to Relypsa’s pivotal Phase 3 and 52-week Phase 2 clinical trials of patiromer that completed during 2013.

General and administrative expenses for the second quarter of 2014 were $5.3 million, compared to $3.0 million for the comparable period in 2013. This increase was primarily due to an increase in personnel expenses to support Relypsa’s expanding operations and an increase in professional and other fees as a result of becoming a public company.

Interest and other income (expense), net for the second quarter of 2014 was $36,000, compared to $3.5 million expense for the comparable period in 2013. This increase was primarily due to a $3.6 million charge during the 2013 period related to the revaluation of warrants to purchase Relypsa’s Series C-1 preferred stock that were exercised in conjunction with the company’s initial public offering in November 2013.

Financial Outlook and Updated 2014 Expense Guidance

With respect to financial expectations for the full year 2014, Relypsa is narrowing its operating expense guidance to a range of $75.0 to $85.0 million, including $5.0 to $10.0 million in stock-based compensation, from a range of $75.0 to $95.0 million. The 2014 operating expenses will be primarily driven by ongoing development activities and expansion of commercial launch preparation activities related to patiromer and increases in the company’s general and administrative infrastructure.

About Relypsa, Inc.

Relypsa, Inc. is a biopharmaceutical company focused on the development and commercialization of non-absorbed polymeric drugs to treat disorders in the areas of renal, cardiovascular and metabolic diseases. The company’s two-part pivotal Phase 3 trial of its lead product candidate, patiromer, for the treatment of hyperkalemia, a life-threatening condition defined as abnormally elevated levels of potassium in the blood, has been completed and the primary and secondary endpoints were met. Relypsa has global royalty-free commercialization rights to patiromer, which has intellectual property protection in the U.S. until at least 2030. More information is available at www.relypsa.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Relypsa, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing of, and preparations for, our NDA submission, the timing of potential FDA approval of patiromer, our market readiness activities, the financial flexibility provided by our follow-on offering and debt restructuring, and our expected operating expenses for the full year 2014, including estimated stock-based compensation expense. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development program, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, the timing of the company’s regulatory filings, the company’s substantial dependence on patiromer, the company’s commercialization plans and efforts and other matters that could affect the availability or commercial potential of the company’s drug candidate. Relypsa undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Relypsa’s current and future reports filed with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 to be filed with the SEC.

-see attached financial tables-

Relypsa, Inc.

Statement of Operations Data

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Operating expenses:
Research and development	$11,075	$13,295	$21,976	$35,899
General and administrative	5,322	2,988	10,125	5,523

Total operating expenses	16,397	16,283	32,101	41,422

Loss from operations	(16,397)	(16,283)	(32,101)	(41,422)

Interest and other income (expense), net	36	(3,549)	64	(4,413)
Interest expense	(376)	(388)	(768)	(636)

Net loss	$(16,737)	$(20,220)	$(32,805)	$(46,471)

Net loss per share, basic and diluted	$(0.51)	$(64.87)	$(1.04)	$(149.42)

Weighted average common shares used to compute net loss per share, basic and diluted	33,141,384	311,703	31,435,378	311,015

Relypsa, Inc.

Condensed Balance Sheet Data

(In thousands)

	June 30, 2014	December 31, 2013 (1)
	(unaudited)
Cash, cash equivalents and short-term investments	$160,393	$94,759
Working capital	$145,982	$78,828
Total assets	$171,977	$106,031
Stockholders’ equity	$141,195	$74,850

(1)	Derived from the audited financial statements

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